Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-269365, 333-255418, 333-252412, 333-278646 and 333-288486), Form S-1 (No. 333-280865, 333-267482, 333-292581 and 333-292743) and Form S-8 (No. 333-271292, 333-237535, 333-260765 and 333-286184) of MetaVia Inc. (the Company) of our report dated March 26, 2026, relating to the consolidated financial statements which appear in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, P.C.

Boston, Massachusetts

March 26, 2026